SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 4, 2006

	Registrant, State of Incorporation, Address of	I.R.S. Employer
Commission File	Principal Executive Offices and Telephone	Identification
Number	Number	Number

1-08788	SIERRA PACIFIC RESOURCES Nevada P.O. Box 10100 (6100 Neil Road) Reno, Nevada 89520-0400 (89511) (775) 834-4011	88-0198358

2-28348	NEVADA POWER COMPANY Nevada 6226 West Sahara Avenue Las Vegas, Nevada 89146 (702) 367-5000	88-0420104

0-00508	SIERRA PACIFIC POWER COMPANY Nevada P.O. Box 10100 (6100 Neil Road) Reno, Nevada 89520-0400 (89511) (775) 834-4011	88-0044418
None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8—Other Events
Sierra Pacific Power Company
Item 8.01 Other Events
On April 3, 2006, Sierra Pacific Power Company (SPPC), a wholly-owned subsidiary of Sierra Pacific Resources, filed with the California Public Utilities Commission (CPUC) to recover $11.2 million in costs for fuel and power purchased for its California electric customers. The request is a dollar-for-dollar pass through to customers and does not result in a profit to the company.
The filing was made under the CPUC’s Energy Cost Adjustment Clause, which allows utilities to annually recover additional costs of energy such as fuel and power purchased on behalf of its customers, with no mark-up by the utility. The last time SPPC requested to recover additional energy costs was in 2004.
SPPC’s request represents a 17.5% overall increase in electric rates, or a 17.2% increase for residential customers. If approved, the typical residential customer using 650 kilowatt hours of electricity would see a $13.09 rise in their monthly bills from $76.28 to $89.37.
A copy of the press release announcing the filing is filed herewith as Exhibit 99.1.
Nevada Power Company
Item 8.01 Other Events
Nevada Power Company (NPC), a wholly-owned subsidiary of Sierra Pacific Resources, announced today that it reached a stipulation with intervening parties on the going forward rate portion of its annual deferred energy filing. The stipulation is subject to approval of the Public Utilities Commission of Nevada.
If approved, the agreement would result in an increase of approximately 7.1 percent for a typical residential customer using 1250 kilowatt hours, which would be an average monthly increase of $9.10. These new rates would go into effect May 1, 2006. The stipulation does not affect the portion of the deferred energy filing NPC made on January 17, 2006.
A copy of the press release announcing the deferred energy filing is filed herewith as Exhibit 99.2.
Section 9—Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
99.1 Press Release dated April 3, 2006.
99.2 Press Release dated April 4, 2006.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources (Registrant)
Date: April 4, 2006	By:	/s/ John E. Brown
John E. Brown
Controller

Nevada Power Company (Registrant)
Date: April 4, 2006	By:	/s/ John E. Brown
John E. Brown
Controller

Sierra Pacific Power Company (Registrant)
Date: April 4, 2006	By:	/s/ John E. Brown
John E. Brown
Controller